Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-259668 and 333-227250 on Form S-3 and Registration Statement Nos. 333-265530 and 333-228663 on Form S-8 of Sitio Royalties Corp. of our report dated March 15, 2021, relating to the consolidated financial statements of Rock Ridge Royalty Company LLC included in this Current Report on Form 8-K dated July 15, 2022.

/s/ Deloitte & Touche LLP

Dallas, Texas
July 15, 2022